SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC 20549

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                            FORM 8-K

                         CURRENT REPORT
              PURSUANT TO SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934

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Date of report (Date of earliest event reported) October 18,1999



                            CPI CORP.
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   (Exact Name of the Registrant as Specified in Charter)



   Delaware                     001-10204          43-1256674
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(State or Other Jurisdiction   (Commission File   (IRS Employer
 of Incorporation)               Number)    Identification No.)



1706 Washington Avenue, St. Louis, Missouri       63103-1790
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(Address of Principal Executive Offices)          (Zip Code)



Registrants telephone number, including area code (314) 231-1575
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             Not Applicable
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(Former Name or Former Address, if Changed Since Last Report)









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ITEM 5.  OTHER EVENTS.

(A) On October 18, 1999, CPI Corp. issued the following press release:

     CPI FILES CLAIMS AGAINST AMERICAN SECURITIES CAPITAL PARTNERS,
     L.P.

     St. Louis, MO., October 18, 1999 - CPI Corp. (NYSE-CPY) ("CPI") today announced that it had filed claims against American Securities Capital Partners, L.P. ("ASCP") and its affiliates SPS International Holdings, Inc. and SPS Acquisition, Inc., asserting that ASCP and such entities are in willful breach of their obligations under the June 15, 1999 Merger Agreement entered into among those companies and CPI. CPI asserts that ASCP willfully failed to use its reasonable best efforts to complete the transaction, including by failing to complete the financing for the transaction and that it reneged on its obligation to use the bridge financing available to it.

     Alyn Essman, Chairman and Chief Executive Officer of CPI, stated "ASCP's claim of a material adverse change in CPI's business is a transparent artifice to avoid its obligation to complete the Merger. We believe that ASCP had other reasons for refusing to perform, in particular, the substantial increase in the cost of funds in the high-yield debt market. CPI is in all material respects the company that ASCP contractually committed itself to purchase."

     CPI seeks damages for the willful breach of the Merger Agreement by SPS International and SPS Acquisition, and also asserts claims in an amount of $80 million, together with attorneys' fees and costs, from ASCP under its guarantee of SPS International's obligations.

     CPI is a consumer services company with $389 million in fiscal 1998 sales, operating approximately 1,200 retail locations, including 1,030 Sears Portrait Studios in the U.S., Puerto Rico and Canada and 152 Prints Plus wall decor stores.

                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           CPI CORP.
                                         (Registrant)


                           /s/   Alyn Essman
                                 --------------------
                                 Alyn Essman
                                 Chief Executive Officer




Date: October 19, 1999































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